EXHIBIT 10.1

AGREEMENT FOR STOCK AWARD

This Agreement for Stock Award (the "Agreement") is between FIRST FINANCIAL BANCORP., an Ohio corporation (the "Corporation"), and Claude E. Davis (the "Grantee") who, as of February 20, 2015 which is the date of this Agreement, is an employee of the Corporation or a Subsidiary (as defined below).
WHEREAS, the Corporation established the 2011 Key Management Incentive Plan and the 2012 Stock Plan (collectively, the "Plan") and a Committee of the Board of Directors of the Corporation designated in the Plan (the "Committee") approved the execution of this Agreement containing the Stock Award to the Grantee upon the terms and conditions hereinafter set forth:

NOW THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed:

1.
Award of Stock. The Corporation hereby awards to Grantee as of the date of this Agreement 6,098 shares of Common Stock of the Corporation ("Common Stock"), without par value, in consideration of services rendered. Such shares shall be immediately vested as of the date of this Agreement and shall be subject to the terms herein.

2.
Restrictions on Sale or Transfer. The shares of vested Common Stock so received by the Grantee and any additional shares attributable thereto received by the Grantee as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise encumbered during the Holding Period defined below, except as permitted hereby.

3.
Holding Period. Grantee shall hold all vested shares of Common Stock (net of any shares withheld to pay taxes due with respect to the grant described herein) for a period of three years (the “Holding Period”). The Holding Period shall apply regardless of whether or not Grantee remains employed by the Corporation or its Subsidiaries. Notwithstanding anything herein, the Holding Period shall terminate on Grantee’s death or disability. The Holding Period may be enforced pursuant to a restrictive legend or any other means deemed appropriate by the Corporation.

4.	Clawback Provision. Any award or issuance of shares under the 2012 Stock Plan is subject to any Corporation clawback policy as may be amended from time to time.

5.
Prohibited Sales. By accepting shares of Common Stock, the Grantee agrees not to sell shares at a time when applicable laws or the Corporation’s rules prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Corporation or a Subsidiary. The Grantee agrees, if requested by the Corporation, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by the Corporation, the Grantee must deliver to the Corporation a written statement satisfactory to the Corporation to that effect.

6.	Shareholder's Rights. Subject to the terms of this Agreement, during the Holding Period:

(a)
The Grantee will have, with respect to the vested Common Stock, the right to vote all shares of the Common Stock received under or as a result of this Agreement, including shares which are subject to the restrictions on sale or transfer in Section 2, the Holding Period in Section 3 and to the clawback provisions in Section 4 of this Agreement.

(b)	The Grantee shall be paid dividends with respect to the Common Stock.

7.
Regulatory Compliance. The issue of shares of vested Common Stock and Common Stock will be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Common Stock may be traded, as set forth in the Plan. Furthermore, the Corporation shall have the right to refuse to issue or transfer any shares under this Agreement if the Corporation, acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

8.
Withholding Tax. The Grantee agrees that, in the event that the award and receipt of the Common Stock or the expiration of restrictions thereon results in the Grantee's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for the Corporation, subject to withholding of tax at source by the Grantee's employer, the Grantee will pay to such Grantee's employer an amount equal to such withholding tax or make arrangements satisfactory to the Corporation regarding the payment of such tax (or such employer on behalf of the Corporation may withhold such amount from Grantee's salary or from dividends paid by the Corporation on shares of the Common Stock or any other compensation payable to the Grantee).

9.
Investment Representation. The Grantee represents and agrees that if he or she is awarded and receives the vested Common Stock at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of said Act, (i) he or she will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (ii) that upon such award and receipt, he or she will furnish to the Corporation an investment letter in form and substance satisfactory to the Corporation, (iii) prior to selling or offering for sale any such shares, he or she will furnish the Corporation with an opinion of counsel satisfactory to the Corporation to the effect that such sale may lawfully be made and will furnish the Corporation with such certificates as to factual matters as the Corporation may reasonably request, and (iv) that certificates representing such shares may be marked with an that is contrary to this paragraph.

10.
Notices. Each notice relating to this Agreement must be in writing and delivered in person or by registered mail to the Corporation at its office, 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, attention of the Secretary, or at such other place as the Corporation has designated by notice. All notices to the Grantee or other person or persons succeeding to his or her interest will be delivered to the Grantee or such other person or persons at the Grantee's address as specified in a notice filed with the Corporation.

11.
Determinations of the Corporation Final. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement will be determined by the Board of Directors of the Corporation or by a committee appointed by the Board of Directors of the Corporation (or any successor corporation). The Grantee hereby agrees to accept any such determination as final, binding and conclusive for all purposes.

12.
Successors. All rights under this Agreement are personal to the Grantee and are not transferable except that in the event of the Grantee's death, such rights are transferable to the Grantee's legal representatives, heirs or legatees. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.

13.
Obligations of the Corporation. The liability of the Corporation under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement will be construed to impose any liability on the Corporation in favor of the Grantee with respect to any loss, cost or expense which the Grantee may incur in connection with or arising out of any transaction in connection therewith.

14.
No Employment Rights. Nothing in the Plan or this Agreement or any related material shall give the Grantee the right to continue in the employment of the Corporation or any subsidiary of the Corporation or adversely affect the right of the Corporation or any subsidiary of the Corporation to terminate the Grantee’s employment with or without cause at any time.

15.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.

16.
Plan. The Plan will control if there is any conflict between the Plan and this Agreement and on any matters that are not contained in this Agreement. A copy of the Plan has been provided to the Grantee and is incorporated by reference and made a part of this Agreement. Capitalized terms used but not specifically defined in this Agreement will have the definitions given to them in the Plan.

17.
Entire Agreement. This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Corporation and/or any of its subsidiaries and the Grantee relating to the shares of restricted Common Stock that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan.

18.
Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Stock Award has been executed and dated by the parties hereto as of the day and year first above written.

FIRST FINANCIAL BANCORP.

By:    /s/ Alisa E. Poe
Alisa E. Poe
Title:    Chief of Staff and Chief Talent Officer

GRANTEE:

By:    /s/ Claude E. Davis
Claude E. Davis
Title:    Chief Executive Officer

2015 RSA Award - STIP (2012 Stock Plan)